EXHIBIT 99.1

BROADPOINT CLOSES ACQUISITION OF NEW JERSEY-BASED FIXED INCOME GROUP OF BNY CAPITAL MARKETS, INC.

New York, NY, March 3, 2008 -- Broadpoint Securities Group, Inc. (NASDAQ: BPSG) today announced that it has completed its hiring of 47 employees of the New Jersey-based Fixed Income division of BNY Capital Markets, Inc. and the acquisition of certain related assets.  BNY Capital Markets, Inc. is a subsidiary of The Bank of New York Mellon Corporation. The acquired group operates a comprehensive sales and trading platform that specializes in high yield, distressed, investment grade corporate, treasury, government agency, convertible bond, and equity securities. In 2007, the group traded approximately $35 billion in market value securities.

This new division of Broadpoint was founded in 1992 as Mendham Capital Group, Inc. and was purchased by The Bank of New York in 1998. Joining Broadpoint will be 47 professionals, including 9 traders, 20 salespeople, 8 desk analysts and 10 support staff. The division has over 800 account relationships with insurance companies, hedge funds, money managers, mutual funds, commercial banks, and corporations.

Joining Broadpoint in their new leadership roles will be Joe Mannello, Executive Managing Director and Head of Broadpoint’s new Debt Capital Markets division; Greg Sullivan, Managing Director and Head of Sales; John Hale, Managing Director and Co-Head of Trading; Riaz Haidri, Managing Director and Co-Head of Trading; and Michael Rowe, Managing Director and Head of Research.

Lee Fensterstock, Chairman and Chief Executive Officer of Broadpoint, said, “The combination of the acquisition of this group from BNY Capital Markets and the recently announced formation of our Recapitalization and Restructuring group gives Broadpoint a complete debt product capability and materially expands our institutional and corporate client base.”

Peter McNierney, President and Chief Operating Officer, said, “With this most recent addition, Broadpoint now has a full product suite, debt, equity, and mortgage and asset-backed securities, to more fully serve our corporate and institutional clients.”

Joe Mannello, Executive Managing Director and Head of Broadpoint Debt Capital Markets, said, “I am looking forward to working at Broadpoint and taking advantage of the opportunity to raise capital for their corporate clients as well as expanding the product array we will be able to offer our existing client base, particularly in equity, structured corporate credit, and mortgage and asset-backed securities.

As part of this transaction, Broadpoint has assumed the Roseland, New Jersey office lease from BNY Capital Markets where the group will continue to be based and purchased certain related fixed assets.  In addition, 6.2 million shares of restricted stock, which will vest over a 5 year period, have been granted to employees of the new division pursuant to the Company’s 2007 Incentive Compensation Plan, subject to shareholder approval to increase the number of shares authorized for issuance under the Plan.  In addition, the employees will have the opportunity to share in the profits of the new division.

About the Company

Broadpoint Securities Group, Inc. (NASDAQ: BPSG) is an independent investment bank that serves the growing institutional market and corporate middle market by providing clients with strategic, research-based investment opportunities, as well as advisory and financing services. The Company offers a diverse range of products through Broadpoint’s Equities division and its new Debt Capital Markets division, as well as Broadpoint Securities, Inc., its mortgage-backed security/asset-backed security trading subsidiary, and FA Technology Ventures Inc., its venture capital division.

Forward-Looking Statements

This press release contains "forward-looking statements." These statements are not historical facts but instead represent the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. The Company's forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.

Contact
C. Brian Coad
Chief Financial Officer
Broadpoint Securities Group, Inc.
212-273-7120

SOURCE: Broadpoint Securities Group, Inc.